UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 30, 2012

JOHNSON CONTROLS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue, Milwaukee, Wisconsin		53209
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-524-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dr. Beda Bolzenius, who is currently Corporate Vice President and President - Automotive Seating of Johnson Controls, Inc. (the "Company"), relocated from Germany to the United States in 2007 at the Company’s request. On November 30, 2012, to protect Dr. Bolzenius from negative tax consequences resulting from his relocation, the Company entered into an arrangement with Dr. Bolzenius that is similar to a tax-equalization program relating to taxes that the German government claimed on compensation that the Company paid to Dr. Bolzenius and future taxes that Dr. Bolzenius will pay to non-U.S. jurisdictions on compensation from the Company. Dr. Bolzenius paid United States taxes on all of his compensation for 2007 and subsequent years. In 2012, the German government assessed Dr. Bolzenius and one of the Company’s German subsidiaries for taxes on a portion of Dr. Bolzenius' compensation for 2007 through 2010. Under the arrangement, the Company is paying a portion of the non-U.S. tax liability sufficient to permit Dr. Bolzenius to maintain his U.S. net income on compensation from the Company for 2007 and subsequent years and is purchasing at their estimated fair value the full amount of the U.S. tax refunds expected to result from Dr. Bolzenius’ claim of foreign tax credits following payments of the German tax liability for 2007 through 2010. On November 30, 2012, the Company paid the portion of the German tax liability relating to 2007 and 2008 in the amount of $73,621 (based on a conversion of Euros into U.S. Dollars using an exchange rate as of November 30, 2012 of 1.3 U.S. Dollars to 1.00 Euro), and the Company paid $870,526 to purchase the related U.S. tax refunds, which the Company expects will have a value of at least $877,000. The Company has not provided Dr. Bolzenius with a tax gross-up in connection with this arrangement, and he will therefore be solely responsible for the additional U.S. taxes owed as a result of the Company's payment of a portion of the non-U.S. tax liability for 2007 and subsequent years.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

December 6, 2012	By:	/s/ Jerome D. Okarma

Name: Jerome D. Okarma
Title: Vice President, Secretary and General Counsel